EXHIBIT 3.1
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                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                     AMENDED CERTIFICATE OF DESIGNATIONS
                                    OF
                     SERIES A CONVERTIBLE PREFERRED STOCK
                      _________________________________

                      Pursuant to Section 151(g) of the
                      Delaware General Corporation Law
                      _________________________________

      TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on May 25, 2006, at which a quorum was present and acting throughout:

      RESOLVED, that the Corporation had heretofore authorized and issued 1,500 shares of Series A Preferred Stock with a non-cumulative dividend of $.01 per share and a liquidation preference of $0.01 per share and the holders thereof have surrendered such shares to the Corporation for cancellation and no authorized shares are outstanding and none will be issued with respect to the Certificate of Designations filed March 24, 1995; and further

      RESOLVED, that, pursuant to authority conferred upon the Board of Directors of the Corporation pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, a series of Preferred Stock of the Corporation to be designated collectively as Series A Convertible Preferred Stock, par value $.0001 per share, be, and it hereby is, created, to consist of 5,000,000 shares of Preferred Stock which the Corporation has authority to issue, and that the designations, powers, preferences and relative, participating, optional and other special rights and relative qualifications, limitations or restrictions of the shares of such series hereby are fixed as follows:

      1.        DESIGNATION. The number of shares of Series A
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Convertible Preferred Stock (the "Series A Preferred Stock")
which the Corporation has authority to issue is 5,000,000 shares. The Series A Preferred Stock may be issued in sub-series, designated as "Series A-1 Convertible Preferred Stock" and "Series A-2 Convertible Preferred Stock". The Series A Preferred Stock shall consist of the Series A-1 Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock, collectively. Except as specifically set forth in this Certificate of Designations or in an agreement between the Corporation and the Holder(s) of the respective sub-series, the Series A-1 Convertible Preferred Stock (hereinafter, "Series A-1 Preferred") and the Series A-2 Convertible Preferred Stock (hereinafter, "Series A-2 Preferred") shall have identical rights and benefits as set forth in this Certificate of Designations. The Board of Directors shall, by resolution duly adopted, designate the number of shares of Series A Preferred Stock comprising Series A-1 Preferred and the number of shares of Series A Preferred Stock comprising Series A-2 Preferred, to be issued as the Board of Directors shall approve. The holders of the shares of the Series A Preferred Stock (and all securities or other rights issued with respect to, upon conversion of or in exchange for such shares) are referred to in this Certificate of Designations as the "Holders".

      2.        RANK.  The Series A Preferred Stock shall be senior in
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right to any other equity securities of the Corporation with respect to dividend payments and the distribution of assets upon Liquidation (as defined in paragraph 3 hereof).

      3.        LIQUIDATION RIGHTS.
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      (a)       LIQUIDATION.  In the event of the voluntary or
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involuntary liquidation, dissolution or winding up
("Liquidation") of the Corporation, the Holders of the Series A Preferred Stock shall be entitled to have paid to them out of the assets of the Corporation, before any distribution is made to or set apart for the holders of any other series of preferred stock or any other class or series of stock ranking junior to the Series A Preferred Stock in respect of distribution of assets upon Liquidation, an amount per share in cash equal to the Liquidation Value (as defined below) for each share of Series A Preferred Stock held (including any shares of Preferred Stock accrued but not yet issued as dividends pursuant to Paragraph 4(a) hereof up to and including the date of final distribution to the Holders of the Series A Preferred Stock pursuant to this Paragraph 3 (the "Liquidation Date")).

      For the purposes of this Certificate, the "Liquidation Value" of each share of Series A Preferred Stock means the greater of (a) $4.50 per share of Series A Preferred Stock plus accrued but unpaid dividends with respect to such share, or (b) the amount per share of Common Stock the Holder would have been entitled to receive had such Holder converted such share of Series A Preferred Stock immediately prior to the Liquidation. For purposes of this Paragraph 3, each of the following shall be considered a "Liquidation": (i) the adoption by Corporation of any plan of liquidation providing for the distribution of all or substantially all of its assets; (ii) the sale or disposition of all or substantially all of the assets or business of the Corporation pursuant to a merger, consolidation or other transaction (unless the stockholders of the Corporation immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, 80% or more of the combined voting power of the entity or entities, if any, that succeed to the business of the Corporation, in substantially the same proportion as they owned the combined voting power of the Corporation); (iii) the combination of the Corporation with another company pursuant to which the Corporation is the surviving corporation if, immediately after the combination, the stockholders of the Corporation immediately prior to the combination hold, directly or indirectly, less than 50% of the combined voting power of the combined company; or
(iv) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any person who was a beneficial owner of more than 15% of the then outstanding Common Stock of the Corporation, par value $.0001 per share (the "Common Stock"), on a fully-diluted basis, on or before the date hereof becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing more than 50% of the combined voting power of the Corporation.

      (b)       INSUFFICIENT LIQUIDATION PROCEEDS.  If, upon any
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Liquidation of the Corporation, the assets of the Corporation or proceeds thereof distributable among the Holders shall be insufficient to pay in full the preferential amounts payable to such Holders, then such assets or the proceeds thereof shall be distributed among such Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were not paid in full.

      4.        DIVIDENDS.
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      (a)       SERIES A DIVIDENDS.  For a period of three (3) years
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following the date of issuance of the shares of Series A
Preferred Stock, the Holders of outstanding shares of Series A Preferred Stock shall not be entitled to receive any dividends, and no dividends shall accrue with respect to shares of Series A Preferred Stock, during such period. Commencing on the first day of the fourth (4th) year following the date of issuance of the shares of Series A Preferred Stock, the Holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive dividends at the rate of eight percent (8.0%) per annum of the Face Value (as defined below). Such dividends shall be cumulative and shall accrue on a quarterly basis, whether or not declared, from and including the most recent date to which dividends have been paid, or if no dividends have been paid, from the date of original issue thereof. The right to dividends shall accrue regardless of whether there are profits, surplus or other funds legally available for payment of dividends. Whether the dividends on the Preferred Stock are to be paid in cash or in-kind shall be at the sole election of the Corporation at the end of each fiscal quarter of the Corporation, but such election shall be applicable to all Holders at the time of such election. If the Corporation elects to pay the dividends in-kind by issuing additional shares of Preferred Stock, it shall so notify the Holders in writing, and such additional shares shall be issued or deemed issued only immediately prior to (i) the occurrence of a Liquidation, (ii) the redemption of the Series A Preferred Stock, or (iii) the conversion of a Holder's shares of Series A Preferred Stock into shares of Common Stock of the Corporation, par value $.0001 per share (the "Common Stock") pursuant to Paragraph 5. Shares of
Series A Preferred Stock accrued as dividends pursuant to this Paragraph 4(a) shall not be deemed outstanding for the purposes of this Paragraph 4 or Paragraph 6, and no dividends shall accrue with respect thereto, provided that such shares of Series
A Preferred Stock accrued as dividends pursuant to this Paragraph 4(a) shall be deemed outstanding for the purposes of Paragraph 5. In the event that a dividend payment is made partly in cash and partly in-kind, each Holder will be entitled to receive the same relative proportions of cash and in-kind stock. Each dividend will be payable to Holders of record at the close of business on the date (a "Record Date") which is the last day of the fiscal quarter of the Corporation. To the extent that the Corporation elects to pay a dividend in cash, such cash payment will be made to the Holders no later than fifteen (15) days following the Record Date for such dividend.
"Face Value" shall mean $4.50 per share of Series A Preferred
Stock, subject to proportionate adjustment upon the occurrence of any of the events specified in Section 5(d)(iv) or (v) of this Certificate.

      (b)       OTHER DIVIDENDS.  So long as any shares of Series A
                ---------------
Preferred Stock are outstanding, no dividend, other than a dividend payable in Junior Stock (as defined below), shall be declared or set aside for payment or other distribution declared or made upon Junior Stock, nor shall the Junior Stock be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A
Preferred Stock as to dividends or upon Liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or declared and set apart. For the purposes of this Paragraph
4(b), "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereinafter authorized which shall rank under the Series A Preferred Stock as to all dividend payments or the distribution of assets upon Liquidation.

      5.        CONVERSION.  The Holders of the Series A Preferred
                ----------
Stock shall have conversion rights as follows (the "Conversion
Rights"):

      (a)       RIGHT TO CONVERT.  Each Holder of any share or shares
                ----------------
of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred
Stock into such number of fully paid and non-assessable whole shares of Common Stock as is obtained by dividing (i) the product of the number of shares of Series A Preferred Stock to be converted multiplied by the Face Value, by (ii) the Conversion Price (as hereinafter defined) per share. For purposes of this Certificate of Designations, the "Conversion
Price" shall equal the Face Value, as adjusted pursuant to Paragraph 5(d).

      (b)       MECHANICS OF CONVERSION.  Each Holder desiring to
                -----------------------
convert its shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and shall give written notice to the Corporation at such office specifying the number of shares of Series A
Preferred Stock to be converted. Whether or not specified in such notice, the notice of conversion shall be deemed to include the shares of Series A Preferred Stock issued as in-kind dividends pursuant to Paragraph 4 hereof with respect to Holder's shares of Series A Preferred Stock being converted. No later than the fifth business day (in New York, New York) following the Corporation's receipt of such notice of conversion accompanied by the certificate(s) evidencing the shares to be converted, the Corporation shall deliver to the Holder the following:

      (i)	a certificate or certificates for the number of
shares of Common Stock to which such Holder is entitled upon such conversion;

      (ii)	a cash payment in lieu of any fraction of a share
based upon the Liquidation Value of a whole share of Series
A Preferred Stock; and

      (iii)	a certificate or certificates evidencing the
number of shares of Series A Preferred Stock which had been evidenced by the original certificate delivered to the Corporation but have not been converted.

      Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the Holder entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

      (c)       AUTOMATIC CONVERSION.  At any time after the
                --------------------
occurrence of a Qualifying Event, the Corporation shall have the right to cause each share of Series A Preferred Stock (and all accrued in-kind dividends with respect thereto) to be converted into shares of Common Stock as provided in Paragraph 5(a). In order to effectuate such conversion, the Corporation shall be required to provide written notice to each Holder of Series A Preferred Stock being converted at least five (5) business days prior to such conversion. For purposes of this Certificate of Designations, a "Qualifying Event" shall have occurred if (i) the rolling twenty (20)-trading day volume-weighted average trading price of shares of the Corporation's Common Stock exceeds 150% of the then applicable Series A Conversion Price,
(ii) the average trading volume of the shares of the Corporation's Common Stock for the prior 45 calendar days exceeds 30,000 shares per day, and (iii) there shall be an effective registration statement under the Securities Act of 1933, as amended (the "Act") covering all of the shares of the Corporation's Common Stock which would be issuable upon conversion of all of the outstanding shares of Series A Preferred Stock (including shares of Series A Preferred Stock deemed issued as payment-in-kind of accrued dividends).

      (d)       ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON
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STOCK. Except as provided in Paragraph 5(e) hereof, if and
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whenever the Corporation shall issue or sell (or is deemed to have issued or sold, in accordance with clauses (i) through
(viii) below) any shares of its Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale (any such issuance or sale herein referred to as a "Dilutive Issuance"), then, forthwith upon such Dilutive
Issuance the Conversion Price shall be reduced as follows: the Conversion Price shall be reduced to the price determined by dividing:

      (A) an amount equal to the sum of (1) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock and shares of Series A Preferred Stock accrued as in-kind dividends) multiplied by the existing Conversion Price in effect immediately prior to such issuance or sale; plus (2) the consideration, if any, received by the Corporation upon such issuance or sale of additional securities, by

      (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale
(including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred
Stock and shares of Series A Preferred Stock deemed issued as in-kind dividends).

      No adjustment of the Conversion Price however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

      For purposes of this subparagraph (d), the following clauses (i) through (vii) shall also be applicable, subject to subparagraph (e):

      (i)       ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation
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shall in any manner grant (whether directly, by assumption
in a merger or otherwise) any options or rights to subscribe for or to purchase Common Stock or any stock or securities convertible into or exchangeable for Common
Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible
Securities and upon the conversion or exchange thereof, by
(ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in clause
(iii) below, no adjustment of such Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

      (ii)      ISSUANCE OF CONVERTIBLE SECURITIES. If the
                ----------------------------------
Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert the same are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing
(i) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by
(ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion
Price in effect immediately prior to the time of such issuance or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in clause (iii) below, no adjustment of such Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities. If any such issuance or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of such Conversion Price have been or are to be made pursuant to other provisions of this paragraph
(d), no further adjustment of such Conversion Price shall be made by reason of such issuance or sale.

      (iii)     CHANGE IN OPTION PRICE OR CONVERSION RATE.
                -----------------------------------------
If (1) the purchase price provided for in any Option referred to in clause (i) above; (2) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in clauses (i) or (ii) above; or (3) the rate at which any Convertible Securities referred to in clauses (i) or (ii) above are convertible into or exchangeable for Common
Stock, shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in clause (i) or the rate at which any Convertible Securities referred to in clauses (i) or (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible
Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment such Conversion Price then in effect hereunder is thereby reduced.

      (iv)      STOCK DIVIDENDS. If the Corporation shall declare
                ---------------
a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or
Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration (except that in the case of a distribution in respect of the Corporation's Common Stock that is payable in Common Stock, the Conversion Price shall be reduced, concurrently with the effectiveness of such event, as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in clause (v) hereof); provided, however, that in the case of a dividend payable in shares of Common Stock, no such adjustment shall be made if the Holders of the Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock (or shares of Series A Preferred
Stock that are convertible, on the date of such event, into shares of Common Stock) in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

      (v)       SUBDIVISION OR COMBINATION OF STOCK.  If the
                -----------------------------------
Corporation shall split or subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such event, be proportionately reduced, and conversely, if the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

      (vi)      CONSIDERATION FOR STOCK. In case any shares of
                -----------------------
Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

      (vii)     OTHER TRANSACTIONS.  If any event shall
                ------------------
occur as to which the other provisions of this subparagraph
(d) are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles hereof then, in each such case, the Holders of the Series A
Preferred Stock may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Corporation, which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the conversion rights represented herein. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to all registered Holders of the Series A Preferred Stock and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Corporation.

      (e)       EXCEPTIONS.  Notwithstanding any other provision
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hereof, no adjustment to the Conversion Price will be made:

      (i)	upon the issuance of any share of Series A-2
Preferred in connection with the Corporation's acquisition of Questar Educational Systems, Inc.; or

      (ii)	upon the issuance of any shares of Series A
Preferred Stock as in-kind dividends pursuant to Paragraph
4 of this Certificate of Designations; or

      (iii)	in the event of any subdivision,
combination, stock split, stock dividend, recapitalization, reorganization or other analogous event; or

      (iv)	upon the issuance of Common Stock, Options or
Convertible Securities with the consent of the Holders of a majority of the outstanding shares of the Series A
Preferred Stock; or

      (v)	upon the conversion of any shares of Series A
Preferred Stock; or

      (vi)	upon the issuance or exercise of options or
rights issued to employees, directors or consultants of the Corporation, as approved by the Board of Directors, or a committee thereof, of the Corporation; or

      (vii)	upon the exercise of options, warrants or
other rights outstanding on the date of issuance of the Series A Preferred Stock; or

      (viii)	upon the issuance of any shares of Common
Stock pursuant to a firm underwritten public offering.

      (f)       FRACTIONAL SHARES.  No fractional shares or scrip
                -----------------
representing fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share or scrip to which the Holder would otherwise be entitled, the Corporation shall (after aggregation of all holdings) pay a cash adjustment in respect of such fractional interest in an amount equal to fair value thereof on the conversion date, as determined in good faith by the Board of Directors.

      (g)       RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION.
                ----------------------------------------------------
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred
Stock (including shares of Series A Preferred Stock which have been issued or deemed issued as dividends upon outstanding shares of Series A Preferred Stock). The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of such reserved shares shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.

      (h)       PAYMENT OF TAXES.  The Corporation shall pay all taxes
                ----------------
(other than taxes based upon income or transfer) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock.

      (i)       CLOSING OF BOOKS.  The Corporation shall at no time
                ----------------
close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which could reasonably interfere with the timely conversion of such Series A Preferred Stock.

      6.        VOTING.  Each Holder shall be entitled to one vote for
                ------
each share of Common Stock into which such Holder's shares of Series A Preferred Stock may be converted, voting together as one class with the Common Stock; provided, however, that shares of Series A-2 Preferred held in escrow shall not be entitled to any voting rights until such shares are released from escrow.
Neither the Certificate of Incorporation nor this Certificate may be amended to alter or change the powers, preferences or special rights of the Series A Preferred Stock without the consent of the Holders of at least a majority of the number of outstanding shares of the Series A Preferred Stock outstanding at the time, given by such Holders together as one class, and given by vote in person, by proxy at a meeting or by consent as permitted under law.

      7.        IDENTICAL RIGHTS.  Each share of the Series A
                ----------------
Preferred Stock, whether issued as Series A-1 Preferred or Series A-2 Preferred, shall have the same relative rights and preferences as set forth in this Certificate of Designations, and shall be identical in all respects with, all respects with, and all other shares of the Series A Preferred Stock, except as otherwise set forth in this Certificate of Designations or as may otherwise be agreed between a Holder and the Corporation.

      8.        CERTIFICATES.  So long as any shares of the Series A
                ------------
Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each stockholder who so requests, the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or such rights.

      9.        MISCELLANEOUS.
                -------------

      (a)       COMMUNICATIONS.  All notices and other communications
                --------------
required or permitted to be given to Holders pursuant to this Certificate shall be in writing and shall be deemed to have been duly given (i) when delivered by hand or by recognized overnight courier to, (ii) upon receipt, if sent by facsimile confirmed promptly in writing sent by United States mail, postage prepaid, or (iii) otherwise, upon receipt or upon the Holder's having actual knowledge of the contents thereof, addressed to the persons shown on the books of the Corporation as the Holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or a date determined in accordance with the Corporation's Certificate of Incorporation or By-laws, this Certificate and applicable law.

      (b)       DESIGNATIONS AND PREFERENCES.  Except as may otherwise
                ----------------------------
be required by law, shares of Series A Preferred Stock will not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Certificate or in the Corporation's Certificate of Incorporation.

      (c)       HEADINGS.  Headings used in this Certificate are for
                --------
convenience only and shall not be used in the interpretation of this Certificate. References to paragraphs are to the paragraphs of this certificate.

      (d)       WAIVER; AMENDMENT.  The preferences, special rights or
                -----------------
powers of the Series A Preferred Stock may be waived, and any of the provisions of the Series A Preferred Stock may be amended, by the affirmative vote at a meeting or the written consent of Holders of record of at least a majority of the outstanding shares of Series A Preferred Stock.



      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and its corporate seal hereunto affixed by Andrew L. Simon, its President, and to be attested by Linda
G. Straley, its Secretary on this 25th day of May, 2006.


                                     TOUCHSTONE APPLIED SCIENCE
                                     ASSOCIATES, INC.

                                     By /s/ ANDREW L. SIMON
                                        ------------------------
                                        Andrew L. Simon
                                        President

Attest:


/s/ LINDA G. STRALEY
-----------------------
Linda G. Straley
Secretary